Exhibit 10.1
LOAN AGREEMENT
Dated as of June 1, 2010
by and between
SOLAR TAX PARTNERS 2, LLC
as the Borrower
and
FIVE STAR BANK,
as the Lender

i

SCHEDULES

1.01	Mortgaged Property
4.03	Information Regarding Collateral
6.13	Subsidiaries and Other Equity Investments
10.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Authorized Representative Certificate
B	Promissory Note
C	Environmental Indemnity Agreement
D	Security Agreement
E	Deed of Trust, Assignment of Rents and Security Agreement

LOAN AGREEMENT
     This LOAN AGREEMENT (“Agreement”) is entered into as of June 1, 2010, by and between SOLAR TAX PARTNERS 2, LLC, a California limited liability company having its principal place of business at 1115 Orlando Avenue, Roseville, California (the “Borrower”), and FIVE STAR BANK (the “Lender”).
     The Borrower has requested that the Lender provide a loan of $3,898,560, the proceeds of which are to be used for long term financing of a DC photovoltaic power plant owned by the Borrower, and the Lender is willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
     “Authorized Representative” means any Person expressly designated by the manager(s) of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form of Exhibit A.
     “Borrower’s Accounts” means the Debt Service Reserve Account and the Operating Account.
     “Business Day” means any day except a Saturday, Sunday or other day on which the Lender is closed, or on which commercial banks in California are authorized by Law to close.
     “Change of Control” means, with respect to the Borrower, an event or series of events by which Solar Power, Inc. shall no longer serve as manager of Borrower or shall have beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of less than 25% of the capital stock or equity interests directly with respect to the Borrower.
     “Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived by the Lender.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Collateral” means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document, and including Borrower’s right, title and interest in the Easement, the Project, the Power Purchase Agreement, the Performance Based Incentive Agreement, and the Interconnection Agreement, but shall not include any grant or other payments to Borrower by the United States Department of Treasury under Section 1603 of the American Recovery and Reinvestment Act of 2009, any energy credit provided for under Section 48 of the Code, or any agreements, applications, right, title, or interest therein, related thereto or in lieu thereof, which amounts shall be paid by Borrower to Solar Power, Inc. in partial payments for the construction of the Project under the Engineering, Procurement and Construction Agreement dated November 11, 2009, between Borrower and Solar Power, Inc.
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 25% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Credit Extension” means an advance of the Loan.
     “Debt Service Reserve Account” has the meaning specified in Section 7.15(b).
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.

     “Easement” means that certain Easement Agreement between Aerojet-General Corporation and Borrower, dated November 10, 2009, related to an easement in gross covering certain real property in connection with the Project, as evidenced by that certain Memorandum of Easement recorded on April 14, 2010, Book 20100414 and Page 1008 of Official Records in the office of the Recorder of Sacramento County, California.
     “Environmental Law(s)” means any federal, state or local law whether common law, court or administrative decision, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a governmental authority relating to the environment, public health, any Hazardous Material (as hereinafter defined) or any Environmental Activity or Condition (as hereinafter defined) on, under or about the Premises, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); (vi) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); (vii) the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. §11001 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. §650 et seq.); (ix) Chapter 6 of the California Health and Safety Code; California Health and Safety Code Sections 25100 et seq. and Sections 25280 et seq.; (x) the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended (Proposition 65); (xi) Title 22 of the California Code of Regulations (Division 4, Chapter 30); and (xii) all regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time.
     “Environmental Activity or Condition” means the presence, use, generation, manufacture, production, processing, storage, release, threatened release, discharge, disposal, treatment or transportation of any Hazardous Material on, onto, in (or within), under, over or from the Premises, or within any Improvement on the Premises, or the violation of any Environmental Law because of the condition of, or activity on, the Premises.
     “Environmental Indemnity Agreement” means an Environmental Indemnity Agreement in favor of the Lender in the form of Exhibit C attached hereto.
     “Environmental Laws” means any federal, state or local law whether common law, court or administrative decision, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a Governmental Authority relating to the environment, public health, any Hazardous Material (as hereinafter defined) or any Environmental Activity or Condition (as hereinafter defined) on, under or about the Mortgaged Property, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); (vi) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); (vii) the Emergency Planning

and Community Right-to-Know Act, as amended (42 U.S.C. §11001 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. §650 et seq.); (ix) Chapter 6 of the California Health and Safety Code; California Health and Safety Code Sections 25100 et seq. and Sections 25280 et seq.; (x) the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended (Proposition 65); (xi) Title 22 of the California Code of Regulations (Division 4, Chapter 30); and (xii) all regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning specified in Section 9.01.
     “Financial Statements” means balance sheets, income statements, statements of retained earnings with supporting schedules, footnotes and such other financial reports as Lender may reasonably require, in form and content reasonably acceptable to Lender.
     “Fixed Rate” means a rate of 8.00% per annum, computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Hazardous Material(s)” means any petroleum or petroleum products and any hazardous or toxic material, substance, pollutant, allergen, irritant, mold, fungus, bacteria, contaminant, waste, or terms similar to the forgoing, any of which are (a) defined by or regulated as such under any Environmental Laws, or (b) determined by a final court ruling or order to be hazardous or toxic, excluding (i) supplies for cleaning and maintenance in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Premises and are stored and used in compliance with all Environmental Laws, (ii) standard office supplies in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Premises and are stored and used in compliance with all Environmental Laws.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, capital leases, and all guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The Indebtedness resulting from a capital lease as of any date shall be deemed to be the amount that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP
     “Initial Financial Statements” means the balance sheet and such other financial reports, dated as of a recent date before the date of this Agreement as Lender may require, in form and content acceptable to Lender.
     “Interconnection Agreement” means that certain Photovoltaic (PV) Electrical Interconnection Agreement for Net Energy Metering From Solar Electric Generating Facilities between Aerojet-General Corporation and Borrower, dated May 26, 2010.
     “Inventory” shall have the meaning given it under the California Uniform Commercial Code.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, an advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other

Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or the entry into a swap or derivative transaction. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lending Office” means the office or offices of the Lender described as such on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to Borrower in the amount of $3,898,560 made in accordance with Section 2.01.
     “Loan Documents” means this Agreement, the Note, the Environmental Indemnity Agreement, the Security Instruments and all other instruments and documents heretofore or hereafter executed and delivered to or in favor of the Lender in connection with the Loan made and the transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from time to time.
     “Loan Parties” means, collectively, the Borrower and its successors and assigns.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contracts” has the meaning specified in Section 6.07.
     “Maturity Date” means the earlier of (i) June 15, 2020, and (ii) the date on which Aerojet-General Corporation (or its successor or assign, as the case may be) terminates the

Power Purchase Agreement or closes on its option to purchase the Project, in each case pursuant to Section 4 of the Power Purchase Agreement.
     “Mortgage” means, collectively, the instrument entitled Easement Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing; Request for Notice in the form attached hereto as Exhibit E and delivered by the Borrower to the Lender on the Closing Date, and such other mortgages, deeds of trust and deeds to secure debt executed by the Borrower granting a Lien to the Lender (or a trustee for the benefit of the Lender) for the benefit of itself in the Mortgaged Property, as such documents may be amended, modified, supplemented or restated from time to time.
     “Mortgage Property Support Documents” means for each property encumbered by a Mortgage, (i) flood hazard certifications, and environmental assessments thereof as the Lender may require prepared by recognized experts in their respective fields selected by the Borrower and reasonably satisfactory to the Lender, (ii) as to any property encumbered by a Mortgage located in a flood hazard area, such flood hazard insurance as the Lender may require, (iii) with respect to facilities leased or subleased to third parties (other than each individual property), such lessees’ estoppel, waiver and consent certificates and subordination, nondisturbance and attornment agreements as the Lender may require, (iv) such owner’s affidavits as the Lender may require.
     “Mortgaged Property” means, collectively, the easements interest, improvements, fixtures and other items of real and personal property related thereto located on the property described on Schedule 1.1 and the products and proceeds thereof owned by the Borrower at the Closing Date with respect to which a Mortgage is to be executed, delivered and filed of record on the Closing Date.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Note” means the “Promissory Note” substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and all liabilities and Indebtedness of the Borrower owing to the Lender (or any Affiliate of the Lender) which arises as a result of any treasury or cash management function, service or product preformed or provided by the Lender or Affiliate for or by the Borrower or the Borrower.
     “Operating Account” has the meaning specified in Section 7.15(a).

     “Operations and Maintenance Agreement” means that certain Operations and Maintenance Agreement dated May 18, 2010 between Solar Power Inc. and Borrower.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Outstanding Amount” means with respect to Loan on any date, the outstanding principal amount thereof after giving effect to any advances and prepayments or repayments of the Loan occurring on such date.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any of its ERISA Affiliates or to which the Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Performance Based Incentive Agreement” means that certain SMUD Solar Initiative Reservation Request (Reservation Number CP-00467) and related letters between the Sacramento Municipal Utility District and Borrower.
     “Permitted Lien(s)” has the meaning specified in Section 8.01.
     “Person” means an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Power Purchase Agreement” means that certain Power Purchase Agreement between Aerojet General Corporation and Borrower.
     “Project” means the approximately 2.4 mega watt solar power generation facility located on the Easement in Rancho Cordova, California.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

     “Responsible Officer” means the Manager (in respect of a limited liability company), or the chief executive officer, president, chief financial officer, treasurer or assistant treasurer (in respect of a corporation) of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest, or (c) any loans or advances to the holder of any capital stock or other equity interest of the Borrower or any Subsidiary.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Security Agreement” means the Security Agreement dated as of the date hereof by the Borrower to the Lender substantially in the form attached hereto as Exhibit D, as the same may be otherwise supplemented or amended, modified, or amended and restated from time to time.
     “Security Instruments” means, collectively, the Security Agreement, the Mortgage, and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary or other Person shall grant or convey to the Lender a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be amended, modified or supplemented from time to time.
     “Subsidiary’s Account” has the meaning specified in Section 7.15(c).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Securities” means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.
     “Title Insurer” means First American Title Company.

     “Title Policy” A Policy of Title Insurance or its equivalent acceptable to Lender, naming Lender as insured, with a liability limit of not less than the amount of the Loan, issued by Title Insurer, insuring that the Mortgage constitutes a valid first lien on the Mortgaged Property, with only such exceptions from its coverage as shall have been approved in writing by Lender, with such reinsurance or coinsurance agreements or endorsements to such policy as Lender may require.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein.

     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II.
CREDIT EXTENSION
     2.01 Loan.
     (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make an advance of the Loan in an amount of $3,898,560. Not later than 12:00 p.m. on the Closing Date, the Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the Loan available to the Borrower by delivery of the proceeds thereof as shall be directed by the Authorized Representative and reasonably acceptable to the Lender. The Loan shall bear interest at the Fixed Rate. No amount of the Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance of the Loan shall be allowed after the initial advance.
     (b) The Outstanding Amount of the Loan and all accrued but unpaid interest shall be due and payable in full on the Maturity Date of the Loan. The Borrower shall pay principal of and interest on the Loan in 120 equal monthly installments, as calculated by the Lender (currently estimated to be $47,535), commencing on July 15, 2010 and continuing on the fifteenth day of each month thereafter through the Maturity Date of the Loan. The initial payment shall also include all interest accrued on the Loan for the period from the date the Credit

Extension is made through June 15, 2010 in addition to the regular payment of principal and interest.
     (c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.02 Advance of the Loan.
     (a) Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if a borrowing is the initial Credit Extension, Section 5.01), the Lender shall make the proceeds of the Loan available to the Borrower by wire transfer of such proceeds through the closing escrow in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Authorized Representative.
     2.03 Prepayments. The Borrower may at any time or from time to time voluntarily prepay the Loan.
     2.04 Default Rate. Notwithstanding anything to the contrary in this Agreement, if any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Fixed Rate plus an amount equal to 4% per annum (the “Default Rate”), provided that application of such Default Rate shall occur after notification to the Borrower by the Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     2.05 Fees.
     (a) On the Closing Date, the Borrower shall pay to the Lender a loan fee in the amount of $38,985.00, which is equal to 1% of the initial principal amount of the Loan.
     (b) The Borrower shall pay to the Lender all expenses incurred by Lender in connection with due diligence, underwriting and the preparation of documentation of the Loan, whether incurred before or after the Closing Date. Such fees shall be fully earned when paid and shall not be refundable.
     2.06 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.08(a), bear interest for one day.
     2.07 Evidence of Debt. The Credit Extension made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extension made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. The Borrower shall execute and deliver to the Lender the Note, which shall evidence the Lender’s Loan in addition to such accounts or records.
     2.08 Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
ARTICLE III.
TAXES
     3.01 Additional Costs. If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application of any such authority by any court or administrative or Governmental Authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would (a) increase the cost to Lender for extending or maintaining the credit facilities to which this Agreement relates, (b) reduce the amounts payable to Lender under this Agreement or the Loan Documents, or (c) reduce the rate of return on Lender’s capital as a consequence of Lender’s obligations with respect to the Loan, then Borrower agrees to pay Lender such additional amounts as will compensate Lender therefor, within thirty (30) days after Lender’s written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.
ARTICLE IV.
SECURITY
     4.01 Security. As security for the full and timely payment and performance of all Obligations, the Borrower shall, and shall cause all other Loan Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Lender and its counsel to grant to the Lender a first priority lien on the Mortgaged Property as described in the Mortgage and a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer. Without limiting the foregoing, the

Borrower shall and shall cause each Loan Party to take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Lender may request to effect the transactions contemplated by this Article IV.
     4.02 Further Assurances. At the request of the Lender, the Borrower will or will cause all other Loan Parties, as the case may be, to execute, by its duly authorized officers, alone or with the Lender, any certificate, instrument, financing statement, control agreement, statement or document, deed of trust, or mortgage, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Lender reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Lender contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower or other Loan Party after the Closing Date and all Collateral moved to or from time to time located at locations owned by third parties, including without limitation all leased locations, bailees, warehousemen and third-party processors. The Lender is hereby irrevocably authorized to execute and file or cause to be filed all Uniform Commercial Code financing statements reflecting the Borrower or any other Loan Party as “debtor” and the Lender as “secured party,” and continuations thereof and amendments thereto, as the Lender reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents. The Borrower also agrees to deliver and cause its Subsidiaries, where applicable, to deliver, whenever requested by the Lender, title insurance policies, or such other evidence of title satisfactory to the Lender with respect to the Mortgaged Properties designated by the Lender, based upon abstract or record examinations acceptable to the Lender and (a) stating that Borrower or its Subsidiary, as applicable, has good and marketable title to the Mortgaged Properties, free and clear of all Liens except Permitted Liens, and (b) confirming that such Mortgaged Properties are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage Liens in such Mortgaged Properties and interests, and (c) covering such other matters as the Lender may reasonably request.
     4.03 Information Regarding Collateral. The Borrower represents warrants and covenants that (i) the chief executive office of the Borrower and each other Person at the Closing Date providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 4.03, and (ii) Schedule 4.03 contains a true and complete list of (a) the exact legal name, jurisdiction of formation, jurisdiction identification number, if any, and address of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor or contributed or transferred to a Grantor any property constituting Collateral at any time since January 1, 2001 (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (b) the exact legal name, jurisdiction of formation, and each location of the chief executive office of each Grantor at any time since January 1, 2001, and (c) each location in which goods constituting Collateral are or have been located since January 1, 2001 (together with the name of each owner of the property located at such address if not the applicable Grantor, and a summary description of the relationship between the applicable Grantor and such Person). Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise) or the location of its chief executive office, except upon giving not less than thirty (30) days’ prior written notice to the Lender and taking or causing to be taken all such action at Borrower’s or such other Grantor’s expense as may be reasonably requested by the Lender to perfect or maintain the perfection of the Lien of the Lender in Collateral.
ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSION
     5.01 Conditions of Credit Extension. The obligation of the Lender to make its Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:
     (i) executed counterparts of this Agreement, the Environmental Indemnity Agreement, and the Security Instruments, sufficient in number for distribution to the Lender and the Borrower;
     (ii) Note executed by the Borrower in favor of the Lender;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vi) a certificate signed by a Responsible Officer of the Borrower certifying that there has been no event or circumstance since the date of the Initial Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (vii) evidence reasonably satisfactory to the Lender that any Indebtedness or Lien with respect to the Borrower, its Subsidiaries, or their respective assets, the existence of which would violate Sections 8.01 or 8.03, shall have been repaid, terminated, or released, as the case may be;
     (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (ix) the Mortgage Property Support Documents;
     (b) the Borrower’s Accounts shall have been established.
     (c) the Debt Service Reserve Account shall have been funded with $285,000 in immediately available funds from sources other than proceeds of the Loan.
     (d) The Borrower has entered into the Power Purchase Agreement, the Performance Based Incentive Agreement, the Interconnection Agreement, the Operations and Maintenance Agreement and the Transmission Agreement.
     (e) All construction on the Project shall be completed, and Solar Power Inc. as the contractor shall have transferred all right, title and interest to any and all equipment related to the Project to Borrower, and Borrower shall have provided Lender evidence of such transfer reasonably satisfactory to Lender.
     (f) The Project shall have commenced operations and the delivery of electricity pursuant to the Power Purchase Agreement.
     (g) Title Insurer shall have committed to deliver to Lender the Title Policy.
     (h) The Easement shall have been recorded.
     (i) The Mortgage shall have been recorded.
     (j) UCC-1 financing statement(s) covering the Collateral shall have been filed where appropriate and, if required by Lender, Lender shall have received satisfactory evidence that there are no other Liens on Collateral covered by such financing statements, except as otherwise agreed to by Lender.
     (k) Any fees required to be paid on or before the Closing Date shall have been paid, including without limitation, the Loan Fee, service charges, title charges, tax and lien service charges, recording fees, escrow fees, real property taxes and assessments, insurance premiums, and any amounts required to pay existing encumbrances affecting the Mortgaged Property.
     (l) The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

     (m) The representations and warranties of the Borrower contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension.
     (n) No Default shall exist, or would result, from such proposed Credit Extension.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lender that:
     6.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Project is fully operational as contemplated by the plans and specifications for the Project that have been delivered to Lender and Borrower has commenced the generation and delivery of electricity pursuant to the Power Purchase Agreement.
     6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. No Loan Party is in violation or default under agreement, contract or recorded document to which it is a party or by which it is bound that is listed as an exception in the Title Policy, the violation of which would have a Material Adverse Effect.
     6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party, as the case may be, that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
     6.05 Financial Statements; No Material Adverse Effect.
     (a) The year-end Financial Statements most recently delivered to Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP, all subject to adjustment based on assumptions expressly set forth in the Financial Statements.
     (b) The interim Financial Statements since the most recent year-end Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP.
     (c) Since the date of the later of the most recent Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     6.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. As of the date of this Agreement, Schedule 6.07 is a true and correct list of all contracts, leases, licenses and other agreements, whether written or oral, to which the Borrower is a party, related to the Project as of the date of this Agreement (the “Material Contracts”), the breach, termination or absence of which would have a Material

Adverse Effect. True and correct copies of each of the Material Contracts have been delivered, or made available, to Lender.
     6.08 Ownership of Property; Liens. Borrower has good record and marketable title in an interest in the Easement as grantee, in respect of all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The easement interest of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.
     6.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and, as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as the Borrower and its Subsidiaries), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     6.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
     6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have timely made all required contributions to each Plan and each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) no Pension Plan has any Unfunded Pension Liability; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur (as a result of the Transaction or otherwise), any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     (d) To the best knowledge of the Borrower (i) each Multiemployer Plan to which Borrower will have an obligation to contribute is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Multiemployer Plan to which Borrower will have an obligation to contribute is intended to be qualified under Code section 401(a) and Borrower has no knowledge of any occurrence or event which would prevent, or cause the loss of, such qualification; (iii) there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Multiemployer Plan that could be reasonably be expected to have a Material Adverse Effect; and (iv) there has been no prohibited transaction or violation of ERISA fiduciary responsibility rules with respect to any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     6.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.
     6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     6.15 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     6.16 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     6.17 Rights in Collateral; Priority of Liens. The Borrower and each other Loan Party own the property granted by it as Collateral under the Security Instruments, free and clear of any and all Liens in favor of third parties. Upon the proper filing of UCC financing statements and recordation of the Mortgage, and the taking of the other actions required by the Lender, the Liens granted pursuant to the Security Instruments will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of the Lender.
ARTICLE VII.
AFFIRMATIVE COVENANTS
     So long as the Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.12) cause each Subsidiary to:
     7.01 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:
     (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and compiled by an independent certified public accountant reasonably acceptable to the Lender; and
     (b) as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and shareholders’ equity for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, all in reasonable detail, internally prepared, and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, members’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end review adjustments and the absence of footnotes.
     7.02 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:
     (a) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or manager (or the audit committee of the board of directors or management, as applicable) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;
     (b) as soon as available, but in no event later than 15 days after the applicable filing date for the tax reporting period ended, Federal tax returns with all attachments for each of the Loan Parties, prepared by a certified public accountant satisfactory to Lender.
     (c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
     7.03 Notices. Promptly notify the Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any damage, destruction or other event rendering unfit for normal use the Mortgaged Property, or by reason of any compulsory transfer or taking or transfer under threat of compulsory taking of all or a part of the Mortgaged Property by any Governmental Authority or entity acting under power of eminent domain, or receipt of any notice regarding any such proceeding; and
     (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     7.04 Payment of Taxes and Claims. Pay and discharge prior to delinquency, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.
     7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     7.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons as reasonably determined by Lender; such as workers’ compensation insurance, public liability and property and casualty insurance, which amount shall not be materially reduced in the absence of 30 days’ prior notice to the Lender.
     7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     7.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
     7.10 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect the Mortgaged Property, subject to access rules and requirements contained in the Easement, and any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advanced written notice to the Borrower; provided, however, that (i) except during the continuance of an Event of Default, such inspections shall be at Borrower’s expense no more than once per calendar year, and (ii) when an Event of Default exists, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advanced written notice.
     7.11 Use of Proceeds. Use the proceeds of the Credit Extension for long term financing of a DC photovoltaic solar electricity generating facility owned by the Borrower not in contravention of any Law or of any Loan Document.
     7.12 Collateral Records. The Borrower agrees to execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to the Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by the Borrower or any other Loan Party, however, to promptly give the Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Security Instruments.
     7.13 Security Interests. The Borrower shall, and shall cause each other Loan Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. The Borrower shall, and shall cause each other Loan Party to, comply with the requirements of all state and federal laws in order to grant to the Lender valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, being effected by giving the Lender control of such investment property, rather than by the filing of a UCC financing statement with respect to such investment property. The Lender is hereby authorized by the Borrower to file any UCC financing statements covering the Collateral whether or not the Borrower’s signatures appear thereon. The Borrower shall, and shall cause each other Loan Party, to do whatever the Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Lender’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.
     7.14 Further Assurances. At the Borrower’s cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents.
     7.15 Borrower’s Account and Subsidiaries’ Accounts. The Borrower shall establish and maintain depository accounts with the Lender as Lender’s customer as described in this

Section 7.15. These depository accounts shall be the only depository accounts maintained by Borrower and its Subsidiaries. The Borrower’s Accounts and each Subsidiary’s Account shall not subject to any deduction, set-off, bank’s lien or any other right in favor of any Person other than Lender.
     (a) Operating Account. Borrower shall establish a non-interest bearing account at Lender in the name of Borrower pledged to Lender using Borrower’s Federal tax identification number, account number 3201944 (the “Operating Account”). Borrower shall direct its customers and creditors to submit all remittances to the Lender for deposit in the Operating Account. Any remittance or other proceeds of receivables of Borrower or other Loan Collateral received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Lender, and Borrower immediately shall deposit the same in the Operating Account or deliver the same, in its original form, to Lender by overnight delivery carrier. Pending such deposit in the Operating Account or delivery to Lender, Borrower agrees that it shall not commingle any such remittance or other proceeds of receivables or other Loan Collateral with any of Borrower’s other funds or property, but shall hold it separate and apart from such other funds or property in trust for Lender until deposit is made into the Operating Account or until delivery is made to Lender by overnight delivery carrier as described above. Any amounts due and payable under the Loan Documents shall be paid out of the Operating Agreement to the extent of available funds. Absent an Event of Default, Borrower shall have control over deposits and funds in such Operating Account, subject to the lien of the pledge and the provisions of this Agreement. Borrower authorizes Lender to establish automatic payments of the Loan by drawing on the Operating Account. To the extent that the balance of the Debt Service Reserve Account is less than $285,000 on the first day of any fiscal quarter, Borrower authorizes Lender to transfer funds from the Operating Account to the Debt Service Reserve Account in an amount sufficient to bring the balance of the Debt Service Reserve Account to $285,000. Borrower shall complete any forms reasonably requested by Lender to establish such automatic payments of the Loan and transfers to the Debt Service Reserve Account.
     (b) Debt Service Reserve Account. Borrower shall establish a an interest bearing account at Lender in the name of Borrower pledged to Lender using Borrower’s Federal tax identification number, account number 3500725 (the “Debt Service Reserve Account”) with an initial balance of $285,000. The Debt Service Reserve Account and all deposits to the Debt Service Reserve Account shall be Lender’s property and shall be subject only to the signing authority designated from time to time by Lender, and Borrower shall have no interest therein or control over such deposits or funds. Lender shall have sole access to the Debt Service Reserve Account. Borrower shall have no access to the Debt Service Reserve Account. If funds in Operating Account are insufficient to pay amounts due and payable under the Loan Documents and provided (i) no Default has occurred and is continuing, and (ii) Borrower has made no Restricted Payments in the current fiscal quarter, then on Borrower’s written request, Lender shall apply funds in the Debt Service Reserve Account to pay the difference between funds available in the Operating Account and the amounts due and payable under the Loan Documents. To the extent that the balance is less than $285,000 on the first day of any fiscal quarter, Borrower shall immediately deposit funds in the Debt Service Reserve Account sufficient to increase the balance to not less than $285,000. Any funds remaining in the Debt Service Reserve Account after satisfaction in full of the Obligations shall be returned to Borrower.

     (c) Any Subsidiary now or hereafter existing shall establish a non-interest bearing account at Lender in the name of the Subsidiary pledged to Lender using that Subsidiary’s Federal tax identification number (each a “Subsidiary’s Account”).
ARTICLE VIII.
NEGATIVE COVENANTS
     So long as the Loan or any other Obligations hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, without prior written consent of Lender:
     8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Lien”):
     (a) Liens pursuant to any Loan Document;
     (b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which is paid, or released, or for which Borrower posts a bond or other security within 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and
     (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments.
     8.02 Investments. Make any Investments, including without limitation in any new Subsidiaries or joint ventures, except:
     (a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities; and
     (b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.
     8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents and any other Indebtedness owing from time to time to the Lender.

     8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or any Subsidiary Securities to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; and
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary.
     8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of electricity pursuant to the Power Purchase Agreement or in the ordinary course of business;
     (c) Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; and
     (e) Dispositions permitted by Section 8.04;
provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.
     8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary may make Restricted Payments to the Borrower and other Subsidiaries;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person; and
     (c) so long as no Default has occurred and is continuing or would result therefrom, the Borrower may declare or pay Restricted Payments in cash to its members from the Operating Account.

     8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.
     8.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.
     8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     8.11 Joint Ventures. The Borrower shall not and shall not suffer or permit any Subsidiary to make an Investment or enter into any partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any Subsidiary with another Person in order to conduct a common venture or enterprise with such Person.
ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES
     9.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or (iii) within fifteen days after written notice from Lender, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.11or Article VIII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof has been given by the Lender, provided that if such default cannot reasonably be cured within thirty (30) days, the cure period shall be extended up to ninety (90) days, provided that Borrower has commenced action to cure and is diligently proceeding; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. The Borrower or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and the same is not cured within any applicable grace or cure period in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn, committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000, or (ii) fails to observe or perform any other material agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs and the same is not cured within any applicable grace or cure period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $75,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or Governmental Authority contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control with respect to the Borrower or any Subsidiary without first obtaining the prior written consent of Lender; or
     (l) Material Adverse Effect. A Material Adverse Effect occurs in Borrower’s financial condition; or
     (m) Insecurity. Lender in good faith believes itself insecure.
     9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
     (a) declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) exercise all rights and remedies available to it under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable and shall automatically become effective, in each case without further act of the Lender.

     9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Lender;
     Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and overdrafts, payable to the Lender;
     Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan and overdrafts, payable to the Lender;
     Fourth, to payment of all other amounts due under any of the Loan Documents, if any;
     Fifth, to payment of that portion of the Obligations constituting amounts payable to the Lender or its Affiliates as a result of any treasury or cash management function, service or product performed or provided by the Lender or Affiliate for or to the Borrower; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     10.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Electronic Mail, Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by electronic mail or facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any electronic mail or facsimile document or signature.
     (c) Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as Financial Statements and other information as provided in Section 7.02, and to distribute Loan Documents for execution by the parties thereto.
     (d) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, unless solely resulting from the gross negligence or willful misconduct of the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consent to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Loan and repayment, satisfaction or discharge of all other Obligations.
     10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Loan and the repayment, satisfaction or discharge of all the other Obligations.
     10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     10.07 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement including all or a portion of the Loan owing to it; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, except to the extent permitted or directed by Lender in writing. Subject to subsection (c) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 to the same extent as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08 as though it were a Lender.
     (c) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
     (d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
     10.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, so long as, in the case of any civil subpoena or similar civil legal process, the Lender makes a reasonable effort to notify the Borrower of such subpoena or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan

Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower (unless the Lender knows that such source is otherwise bound by a confidentiality agreement with the Borrower). For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.09 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.15 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     10.16 Dispute Resolution.
     (a) Any controversy, claim, action or dispute arising out of or related to this Agreement between the parties, whether based on contract, tort or otherwise, shall be decided by a general reference proceeding pursuant to California Code of Civil Procedure Section 638 et.

seq., as amended from time to time, as modified by this Section. The general reference proceeding shall be commenced by filing a motion in the courts of the State of California sitting in the County of Sacramento (“Court”), with a copy served on the other parties. Any motion for appointment of a referee shall be filed within the applicable statute of limitations for the claims to be made in the general reference proceeding.
     (b) The Court shall appoint a single referee who shall be a retired judge who has served at least five (5) years in the courts of the State, and the order appointing the referee shall order the referee to comply with the provisions of this Section. The referee shall try all issues of law and fact. THE PARTIES HEREBY WAIVE A COURT TRIAL OR A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT WHICH IS NOT EXPRESSLY EXCLUDED HEREIN. Except to the extent modified herein, the reference shall be conducted in accordance with applicable law, including, but not limited to, the California Code of Civil Procedure and the California Evidence Code. All general reference proceedings hereunder shall be conducted in a mutually agreeable location in the State of California.
EACH PARTY ACKNOWLEDGES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS “RESOLUTION OF DISPUTES” PROVISION DECIDED BY A GENERAL REFERENCE PROCEEDING (AS MODIFIED BY THIS SECTION), WITH A REFEREE AND NOT A JUDGE, AND FURTHER ACKNOWLEDGES THAT IT IS GIVING UP ANY RIGHTS IT MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BEFORE A JURY TRIAL.
[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOLAR TAX PARTNERS 2, LLC, a California limited liability company
By:	SOLAR POWER, INC.

By:	/s/ Stephen C. Kircher
	Name:	Stephen C. Kircher
	Title:	Chief Executive Officer

S-1

FIVE STAR BANK
By:	/s/ James F. Snider
	Name:	James F. Snider
	Title:	SVP/Loan Officer

S-2

SCHEDULE 1.01(a)
MORTGAGED PROPERTIES
1.	All of Borrower’s right, title and interest to that certain Easement Agreement between Aerojet-General Corporation and Borrower, dated November 10, 2009, related to an easement in gross covering certain real property in connection with the Project, as evidenced by that certain Memorandum of Easement recorded on April 14, 2010, Book 20100414 and Page 1008 of Official Records in the office of the Recorder of Sacramento County, California, more particularly described on Exhibit A hereto.

EXHIBIT A TO SCHEDULE 1.01(a)
Property Description
     A portion of “Resultant Parcel 9” as recorded in Book 20080919, at Page 1151 Official Records Sacramento County, situated in the County of Sacramento, State of California more particularly described as follows:
     Commencing at the most northerly corner of Parcel 3 as recorded in Book 700622, at Page 529 Official Records Sacramento County and shown on Page 22 of that certain Record of Survey filed in Book 076 of Record of Surveys, at Page 001, Official Records Sacramento County; thence from said point of commencement North 56°37’47” West a distance of 100.00 feet to the TRUE POINT OF BEGINNING; thence along a nontangent curve right having a radius point bearing North 46°49’08” West a distance of 1800.00 feet through a central angle of 25°36’ 55” and an arc length of 804.72 feet with a chord bearing of South 55°59’19” West for a distance of 798.04 feet; thence South 68°47’46” West a distance of 633.12 feet; thence North 01°41’22” East a distance of 376.85 feet; thence North 38°48’18” East a distance of 750.47 feet; thence North 00°05’35” West a distance of 622.94 feet; thence North 52°43’06” East a distance of 1013.13 feet; thence South 00°02’55” West a distance of 764.36 feet; thence North 89°18’35” East a distance of 389.39 feet; thence South 06°52’23” West a distance of 315.04 feet; thence North 89°56’27” West a distance of 87.20 feet; thence South 33°32’18” West a distance of 540.36 feet; to the point of beginning.
     Containing 37.646 acres.
End of Description

SCHEDULE 4.03
COLLATERAL
Solar Tax Partners 2, LLC
Collateral Locations:
On the real property constituting the Easement, generally located at Highway 50 and Aerojet Road in Rancho Cordova, California

SCHEDULE 6.07
MATERIAL CONTRACTS
Easement Agreement between Aerojet-General Corporation and Borrower, dated November 10, 2009, related to an easement in gross covering certain real property in connection with the Project
Interconnection Agreement between Aerojet-General Corporation and Borrower dated May 26, 2010
Operations and Maintenance Agreement dated May 18, 2010, between Solar Power Inc. and Borrower
Performance Based Incentive Agreement between the Sacramento Municipal Utility District and Borrower.
Power Purchase Agreement between Aerojet General Corporation and Borrower.

SCHEDULE 6.13
SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS
Part (a). Subsidiaries.
     None.
Part (b). Other Equity Investments.
     None.

SCHEDULE 8.03
EXISTING INDEBTEDNESS
None.

SCHEDULE 10.02
CERTAIN ADDRESSES FOR NOTICES
SOLAR TAX PARTNERS 2, LLC
1115 Orlando Avenue
Roseville, California 95661-5247

Attention:	Joe Bedewi
Executive Vice President
Solar Power, Inc.
Telephone: (916) 745-0910
Facsimile: (916) 745-0981
Electronic Mail: jbedewi@solarpowerinc.net
Contact for Financial Reports:

Attention:	Alan M. Lefko
Vice President Finance
Telephone: (916) 745-0912
Facsimile: (916) 745-0990
Electronic Mail: alefko@solarpowerinc.net

FIVE STAR BANK
Lender’s Office
(for payments):
Five Star Bank
6810 Five Star Blvd., Suite 100
Rocklin, CA 95677

Attention:	Doreen Jensen
VP/Note Department Manager
Telephone: (916) 626-5001
Electronic Mail: djensen@fivestarbank.com
Account Information for Payments:
(Borrower to obtain payment information from Lender from time to time by contacting Lender at address set forth above.)

EXHIBIT A
FORM OF NOTICE OF APPOINTMENT OF AUTHORIZED REPRESENTATIVE
          Reference is hereby made to the Loan Agreement dated as of June 1, 2010 (the “Agreement”) among SOLAR TAX PARTNERS 2, LLC, a limited liability company under the laws of the State of California (the “Borrower”) and FIVE STAR BANK, as lender (the “Lender”). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
          The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual’s name is a true and correct statement of such individual’s office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Borrower to act as Authorized Representative under the Loan Documents:

Name and Address	Office	Specimen Signature

     Borrower hereby revokes (effective upon receipt hereof by the Lender) the prior appointment of                      as an Authorized Representative.
Form of Notice of Appointment of Authorized Representative

A - 1

     This the ___ day of                     , ___.

SOLAR TAX PARTNERS 2, LLC, a California limited liability company
By:	SOLAR POWER, INC., a California corporation

By:
Name:
Title:

Form of Notice of Appointment of Authorized Representative

A - 2

EXHIBIT B
FORM OF NOTE
June 1, 2010
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to FIVE STAR BANK or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loan made by the Lender to the Borrower under that certain Loan Agreement, dated as of June 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower and Lender.
     The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of the Loan until the principal amount is paid in full, at the interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Security Instruments. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Loan made by the Lender shall be evidenced by a loan account or record maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.
     If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $100.00, whichever is greater.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
Form of Note

B- 1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

SOLAR TAX PARTNERS 2, LLC, a California limited liability company
By:	SOLAR POWER, INC., a California corporation

By:
Name:
Title:

Form of Note

B- 2

EXHIBIT C
FORM OF ENVIRONMENTAL INDEMNITY AGREEMENT
(See attachment.)
Form of Environmental Indemnity Agreement

C- 1

EXHIBIT D
FORM OF SECURITY AGREEMENT
(See attachment.)
Form of Security Agreement

D- 1

EXHIBIT E
FORM OF DEED OF TRUST
(See Attachment)
Form of Deed of Trust

E - 1